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                                                           Exhibit (d)(1)(A)(iv)

DIRECTED SERVICES, INC.
1475 Dunwoody Drive, West Chester, PA 19380

May 1, 2006

ING Investors Trust
7337 E. Doubletree Ranch Rd.
Scottsdale, AZ 85258

Ladies and Gentlemen:

     Pursuant to our letter agreements dated April 29, 2005 and June 1, 2005, we have reduced our annual investment management fees for ING Capital Guardian U.S. Equities Portfolio, ING JPMorgan Small Cap Equity Portfolio, ING Mercury Large Cap Value Portfolio, ING Mercury Large Cap Growth Portfolio, ING UBS U.S. Allocation Portfolio, and ING Van Kampen Equity Growth Portfolio (the "Portfolios") by amounts corresponding to the April 29, 2005 and June 1, 2005 sub-advisory fee reductions by Capital Guardian Trust Company, J.P. Morgan Investment Management Inc., Fund Asset Management, L.P., UBS Global Asset Management (Americas) Inc., and Morgan Stanley Investment Management Inc. d/b/a Van Kampen (the "Reductions").

     The Reductions are calculated as follows:

     REDUCTION = 50% X (FORMER SUB-ADVISORY FEE - NEW SUB-ADVISORY FEE)

     By this letter, we agree to continue the Reductions for the period May 1, 2006 through May 1, 2007.

     Please indicate your agreement to these Reductions by executing below in the place indicated.

                                       Very sincerely,


                                       /s/ Alyce Shaw
                                       Alyce Shaw
                                       Vice President
                                       Directed Services, Inc.

Agreed and Accepted:
ING Investors Trust
(on behalf of the Portfolios)

By:  /s/ Robert S. Naka
     -----------------------------------
     Robert S. Naka
     Executive Vice President